AGREEMENT AND PLAN OF MERGER

                          dated as of February 25, 2000

                                  by and among

                                 COSMAIR, INC.,

                            CRAYON ACQUISITION CORP.

                                       and

                                  CARSON, INC.

                                TABLE OF CONTENTS

                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                            Page
                                                                             No.
                                                                            ----


ARTICLE I  THE OFFER...........................................................2

   1.01     The Offer..........................................................2
   1.02     Company Actions....................................................3
   1.03     Company Board Representation; Section 14(f)........................4

ARTICLE II  THE MERGER.........................................................6

   2.01     The Merger.........................................................6
   2.02     Closing............................................................6
   2.03     Effective Time.....................................................6
   2.04     Certificate of Incorporation and Bylaws of the Surviving Corporation
   ............................................................................6
   2.05     Directors and Officers of the Surviving Corporation................6
   2.06     Effects of the Merger..............................................7
   2.07     Further Assurances.................................................7

ARTICLE III  CONVERSION OF SHARES..............................................7

   3.01     Conversion of Capital Stock........................................7
   3.02     Exchange of Certificates...........................................8

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................10

   4.01     Organization and Qualification....................................10
   4.02     Capital Stock.....................................................11
   4.03     Authority Relative to this Agreement..............................12
   4.04     Non-Contravention; Approvals and Consents.........................12
   4.05     SEC Reports and Financial Statements..............................13
   4.06     Absence of Certain Changes or Events..............................14
   4.07     Absence of Undisclosed Liabilities................................14
   4.08     Legal Proceedings.................................................14
   4.09     Information Supplied..............................................14
   4.10     Compliance with Laws and Orders...................................15
   4.11     Compliance with Agreements; Certain Agreements....................15
   4.12     Taxes.............................................................17
   4.13     Employee Benefit Plans; ERISA.....................................19
   4.14     Labor Matters.....................................................21
   4.15     Environmental Matters.............................................21
   4.16     Intellectual Property Rights......................................23
   4.17     Assets............................................................23
   4.18     Insurance.........................................................23
                                      - i -

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   4.19     Affiliate Transactions............................................24
   4.20     Vote Required.....................................................24
   4.21     Opinion of Financial Advisor......................................24
   4.22     Section 203 of the DGCL Not Applicable............................24

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB...................25

   5.01     Organization and Qualification....................................25
   5.02     Authority Relative to this Agreement..............................25
   5.03     Non-Contravention; Approvals and Consents.........................25
   5.04     Information Supplied..............................................26
   5.05     Ownership of Company Common Stock.................................27
   5.06     Financing.........................................................27

ARTICLE VI  COVENANTS OF THE COMPANY..........................................27

   6.01     Covenants of the Company..........................................27
   6.02     No Solicitations..................................................29
   6.03     Third Party Standstill Agreements.................................30
   6.04     Settlement Agreement and Related Matters..........................30

ARTICLE VII  ADDITIONAL AGREEMENTS............................................30

   7.01     Access to Information; Confidentiality............................30
   7.02     Preparation of Proxy Statement....................................31
   7.03     Approval of Stockholders..........................................31
   7.04     Regulatory and Other Approvals....................................31
   7.05     Employee Benefit Plans; Prior Service.............................32
   7.06     Directors' and Officers' Indemnification and Insurance............33
   7.07     Expenses..........................................................34
   7.08     Brokers or Finders................................................34
   7.09     Takeover Statutes.................................................34
   7.10     Conveyance Taxes..................................................35
   7.11     Conduct of Business of Sub........................................35
   7.12     Notice and Cure...................................................35
   7.13     Fulfillment of Conditions.........................................35

ARTICLE VIII  CONDITIONS......................................................36

   8.01     Conditions to  Each Party's  Obligation to Effect the  Merger if the
   Offer has been Consummated.................................................36
   8.02     Condition to Parent's and Sub's  Obligation to Effect the Merger  if
   the Merger Trigger is Invoked..............................................36

ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER.................................36

   9.01     Termination.......................................................36
                                     - ii -

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   9.02     Effect of Termination.............................................37
   9.03     Amendment.........................................................38
   9.04     Waiver............................................................38

ARTICLE X  GENERAL PROVISIONS.................................................38

   10.01    Non-Survival   of   Representations,   Warranties,   Covenants   and
   Agreements.................................................................38
   10.02    Notices...........................................................38
   10.03    Entire Agreement; Incorporation of Exhibits.......................39
   10.04    Public Announcements..............................................40
   10.05    No Third Party Beneficiary........................................40
   10.06    No Assignment; Binding Effect.....................................40
   10.07    Headings..........................................................40
   10.08    Invalid Provisions................................................40
   10.09    Governing Law; Consent to Jurisdiction............................41
   10.10    Enforcement of Agreement..........................................41
   10.11    Certain Definitions...............................................41
   10.12    Counterparts......................................................42

Annex A  CONDITIONS TO THE OFFER

                            GLOSSARY OF DEFINED TERMS


                  The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                        --       Section 10.11(a)
"Agreement"                                        --       Preamble
"Alternative Proposal"                             --       Section 6.02
"Antitrust Division"                               --       Section 7.04
"beneficially"                                     --       Section 10.11(b)
"Board Percentage"                                 --       Section 1.03(a)
"business day"                                     --       Section 10.11(c)
"CERCLA"                                           --       Section 4.15(c)
"Certificate of Merger"                            --       Section 2.03
"Certificates"                                     --       Section 3.02(b)
"CHL"                                              --       Section 4.01
"Class A Common Stock"                             --       Preamble
"Class B Common Stock"                             --       Section 4.02
"Class C Common Stock"                             --       Preamble
"Closing"                                          --       Section 2.02
"Closing Date"                                     --       Section 2.02
"Code"                                             --       3.02(e)
"Company"                                          --       Preamble
"Company Common Stock"                             --       Preamble
"Company Disclosure Letter"                        --       Section 4.01
"Company Employee Benefit Plans"                   --       Section 4.13(b)(i)
"Company Financial Statements"                     --       Section 4.05
"Company Material Adverse Effect"                  --       Section 4.01
"Company Option Plans"                             --       Section 3.01(e)
"Company Permits"                                  --       Section 4.10
"Company Preferred Stock"                          --       Section 4.02
"Company SEC Reports"                              --       Section 4.05
"Company Stockholders' Approval"                   --       Section 7.03
"Company Stockholders' Meeting"                    --       Section 7.03
"Confidentiality Agreement"                        --       Section 7.01
"Constituent Corporations"                         --       Section 2.01
"Contracts"                                        --       Section 4.04(a)
"control," "controlling," "controlled
   by" and "under common control with"             --       Section 10.11(a)
"Control Date"                                     --       Section 1.03(a)
"CPC"                                              --       Section 4.11(c)
"DGCL"                                             --       Section 1.01(a)
"Dissenting Share"                                 --       Section 3.01(d)(i)
"DNL Partners"                                     --       Section 6.04
"Effective Time"                                   --       Section 2.03

"Election Period"                                  --       Section 1.01(d)
"Environmental Law"                                --       Section 4.15(h)(ii)
"ERISA"                                            --       Section 4.13(b)(i)
"ERISA Affiliate"                                           Section 4.13(e)(iii)
"Exchange Act"                                     --       Section 1.01(a)
"FTC"                                              --       Section 7.04
"Governmental or Regulatory Authority"             --       Section 4.04(a)
"group"                                            --       Section 10.11(f)
"Hazardous Material"                               --       Section 4.15(h)(iii)
"HSR Act"                                          --       Section 4.04(b)
"Indemnified Liabilities"                          --       Section 7.06
"Indemnified Parties"                              --       Section 7.06
"Independent Directors"                            --       Section 1.03(c)
"Intellectual Property"                            --       Section 4.16
"Investment Assets"                                --       Section 4.21
"knowledge"                                        --       Section 10.11(d)
"laws"                                             --       Section 4.04(a)
"Liabilities"                                      --       Section 4.21
"License"                                          --       Section 4.15(h)(iv)
"Lien"                                             --       Section 4.02(b)
"Merger"                                           --       Preamble
"Merger Price"                                     --       Section 3.01(c)
"Merger Trigger"                                   --       Section 1.01(d)
"Minimum Condition"                                --       Annex A
"NPL"                                              --       Section 4.15(c)
"Offer"                                            --       Section 1.01(a)
"Offer Documents"                                  --       Section 1.01(b)
"Offer to Purchase"                                --       Section 1.01(b)
"Option Amount"                                    --       Section 3.01(e)
"Options"                                          --       Section 4.02
"orders"                                           --       Section 4.04(a)
"PaineWebber"                                      --       Section 4.21
"Parent"                                           --       Preamble
"Parent's Designees"                               --       Section 1.03(a)
"Payment Agent"                                    --       Section 3.02(a)
"Payment Fund"                                     --       Section 3.02(a)
"Per Share Amount"                                 --       Section 1.01(a)
"Permitted Liens"                                  --       Section 4.17(a)
"person"                                           --       Section 10.11(f)
"Plan"                                             --       Section 4.13(b)(ii)
"Proxy Statement"                                  --       Section 4.09
"Reimbursement Agreement"                          --       Section 6.04
"Releases"                                         --       Section 4.11(c)
"Representatives"                                  --       Section 10.11(g)
"Schedule TO"                                      --       Section 1.01(b)
"Schedule 14D-9"                                   --       Section 1.02(b)

"SEC"                                              --       Section 1.01(a)
"Secretary of State"                               --       Section 2.03
"Securities Act"                                   --       Section 4.05
"Settlement Agreement"                             --       Section 4.11(c)
"South African Competition Act"                    --       Section 4.04(b)
"Stockholders"                                     --       Preamble
"Stockholders Agreement"                           --       Preamble
"Sub"                                              --       Preamble
"Sub Common Stock"                                 --       Section 3.01(a)
"Subsidiary"                                       --       Section 10.11(i)
"Surviving Corporation"                            --       Section 2.01
"Surviving Corporation Common Stock"               --       Section 3.01(a)
"Taxes"                                            --       Section 4.12(k)
"Tax Return"                                       --       Section 4.12(k)
"WARN"                                                      Section 4.14

                  This AGREEMENT AND PLAN OF MERGER dated as of February 25, 2000 ("this Agreement") is made and entered into by and among Cosmair, Inc., a Delaware corporation ("Parent"), Crayon Acquisition Corp., a Delaware corporation wholly owned by Parent ("Sub"), and Carson, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Boards of Directors of Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which (i) Sub will make a cash tender offer to acquire all of the issued and outstanding shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), including Class A Common Stock issued upon conversion of Class C Common Stock, par value $.01 per share, of the Company (the "Class C Common Stock" and, together with the Class A Common Stock, the "Company Common Stock"), upon the terms and subject to the conditions of this Agreement and (ii) subsequently Sub will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the "Merger");

                  WHEREAS, as an inducement and to satisfy a condition to Parent and Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, stockholders of the Company who together own 2,875,973 shares of Class A Common Stock and 5,126,163 shares of Class C Common Stock (representing 100% of the issued and outstanding shares of Class C Common Stock), such shares of Class A Common Stock and Class C Common Stock collectively representing approximately 52.6% of the number of shares of Company Common Stock issued and outstanding and approximately 88% of the total voting power of all issued and outstanding shares of Company Common Stock (together, the "Stockholders") have entered into a Stockholders Agreement (the "Stockholders Agreement") with Parent, Sub and the Company pursuant to which the Stockholders have agreed, among other things, (i) subject to at least 565,857 additional shares of Class A Common Stock being tendered in the Offer, to convert their shares of Class C Common Stock into shares of Class A Common Stock and to tender all shares of Class A Common Stock owned by them in the Offer, and (ii) in the event that they are not required to so convert their shares of Class C Common Stock and tender all their shares of Class A Common Stock, to vote their shares of Class A Common Stock and Class C Common Stock in favor of the Merger;

                  WHEREAS, the Board of Directors of the Company has approved the execution and delivery of the Stockholders Agreement and the consummation of the transactions contemplated thereby; and

                  WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation of such transactions;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  1.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01 and none of the events set forth in Annex A hereto shall have occurred and be continuing, as promptly as practicable, but in no event later than eight business days, after the date hereof, Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "Exchange Act")) a tender offer (the "Offer") to purchase all of the issued and outstanding shares of Class A Common Stock for $5.20 per share (such amount, or any greater amount per share paid pursuant to the Offer, the "Per Share Amount") net to the seller in cash. The obligation of Sub to consummate the Offer and to accept for payment and to pay for any shares of Class A Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto. Sub expressly reserves the right to waive any such condition, to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer. Notwithstanding the foregoing, no change may be made which (i) decreases the Per Share Amount, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of Class A Common Stock sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (v) extends the expiration date of the Offer (which shall initially be the minimum period that the Offer must remain open under the applicable rules and regulations of the Securities and Exchange Commission (the "SEC")) or (vi) otherwise alters or amends any term of the Offer in any manner adverse to the holders of shares of Class A Common Stock; provided, however, that (subject to the right of the parties to terminate this Agreement in accordance with Section 9.01) the Offer may be extended (1) for any period to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, (2) on one or more occasions (each such extension period not to exceed 10 business days at one time) if at the then scheduled expiration date of the Offer any of the conditions to Sub's obligations to accept for payment and pay for Class A Common Stock set forth in Annex A hereto shall not be satisfied or waived, (3) on one or more occasions for an aggregate period of not more than 10 business days if the Minimum Condition (as defined in Annex A hereto) has been satisfied but less than 90% of the then outstanding shares of Class A Common Stock have been validly tendered and not properly withdrawn, and (4) to provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. Parent and Sub agree that, in the event Sub is unable to consummate the Offer on or prior to the expiration date of the Offer due to the failure of any conditions set forth in Annex A hereto to be satisfied, but subject to the right of the parties to terminate this Agreement in accordance with Section 9.01 and to the right of Parent to exercise the Merger Trigger, Parent shall cause Sub to, and Sub shall, extend the Offer until the earlier of (i) July 31, 2000 or (ii) such time as each such condition has been satisfied or waived. Assuming the prior satisfaction or waiver of the conditions of the Offer and subject to the foregoing right to extend the Offer, Sub shall pay for any and all shares of Class A Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after termination thereof.

                  (b) As soon as practicable on the date of commencement of the Offer, Sub shall file with the SEC a Tender Offer Statement on Schedule TO promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer, and take such steps as are reasonably necessary to cause the Offer to Purchase to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Schedule TO shall contain an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all amendments and supplements thereto, the "Offer Documents"). Parent, Sub and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading in any material respect, and Parent and Sub shall take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC, and Parent and Sub will provide the Company and its counsel in writing with any comments that Parent or Sub receives from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments.

                  (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Class A Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

                  (d) If at the then scheduled expiration date of the Offer the Minimum Condition has not been satisfied, Parent and Sub shall have the right to terminate the Offer and, by written notice given within five business days following termination (the "Election Period"), require that Parent, Sub and the Company comply with the provisions of Sections 7.02 and 7.03 as soon as practicable thereafter (the "Merger Trigger"). If Parent and Sub shall not have given the notice referred to in the preceding sentence prior to the end of the Election Period, then the Company shall have the right, by written notice given within five business days following the end of the Election Period, to invoke the Merger Trigger, in which case the Company, Parent and Sub shall comply with the provisions of Sections 7.02 and 7.03 as soon as practicable thereafter.

                  1.02 Company Actions. (a) The Company hereby approves and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the holders of shares of Company Common Stock, (B) approved and adopted this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, (C) recommended that the stockholders of the Company accept the Offer, tender their shares of Class A Common Stock thereunder to Sub and, if required by applicable law in order to consummate the Merger, approve and adopt this Agreement and the transactions contemplated hereby. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that, except as provided in the Stockholders Agreement, they intend to convert their shares of Class C Common Stock into shares of Class A Common Stock and to tender all shares of Company Common Stock beneficially owned by them to Sub pursuant to the Offer.

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company described in Section 1.02(a), and shall take such steps as are necessary to cause the Schedule 14D-9 to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Company, Parent and Sub shall correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC, and the Company will provide Parent and its counsel in writing with any comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Sub with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as Parent, Sub or their agents may reasonably request in communicating the Offer to record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of, and any extracts or summaries from, such information then in their possession or control.

                  (d) In connection with the Offer, the Company will furnish Parent with such information (which will be treated and held in confidence by Parent) and assistance as Parent or its Representatives may reasonably request in connection with the preparation of the Offer and communicating the Offer to the record and beneficial holders of shares of Company Common Stock.

                  1.03 Company Board Representation; Section 14(f). (a) Subject to compliance with the applicable provisions of the DGCL, the Company's Certificate of Incorporation and other applicable law, promptly upon the payment by Sub for shares of Class A Common Stock pursuant to the Offer, and from time to time thereafter, (i) Parent shall be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number as will give Parent representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.03) and (y) the percentage that the aggregate voting power of such number of shares of Class A Common Stock so purchased bears to the aggregate voting power of all shares of Company Common Stock then outstanding (such number being, the "Board Percentage"), and (ii) the Company shall, upon request by Parent, promptly satisfy the Board Percentage by (x) using reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's Designees to be elected or appointed to the Board of Directors of the Company, or failing that, (y) increasing the size of the Board of Directors of the Company, and use best efforts to cause Parent's Designees promptly to be so elected or appointed. The date on which Parent's Designees constitute at least a majority of the Company's Board of Directors is herein referred to as the "Control Date".

                  (b) The Company's obligations to appoint Parent's Designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule to fulfill such obligations. Parent or Sub shall supply to the Company and be solely responsible for any information with respect to either of them and their designees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1, and the Company agrees to include such information in the Schedule 14D-9.

                  (c) Following the election of any Parent's Designees pursuant to this Section and prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither are Parent's Designees nor are employees of the Company or any of its Subsidiaries (the "Independent Directors"). If the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall not be an officer or employee of Parent, the Company or any of their respective affiliates, and such person shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or employees of Parent, the Company or any of their respective affiliates, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

                                   ARTICLE II

                                   THE MERGER

                  2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the DGCL. At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article III.

                  2.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.01, the closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005 at 10:00 a.m., local time, on a date to be specified by Parent or Sub, which shall be no later than the second business day following consummation of the Offer and, if required by applicable law in order to consummate the Merger, after the adoption of this Agreement by the requisite vote of the stockholders of the Company, subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VIII, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

                  2.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the "Secretary of State"), or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  2.04 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of the Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, provided that the name of Sub shall be changed to the name of the Company, and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

                  2.05  Directors and Officers of the Surviving Corporation. The
directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                  2.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

                  2.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.



                                   ARTICLE III

                              CONVERSION OF SHARES

                  3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Capital Stock of Sub. Each share of the common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

                  (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of Company Common Stock that are owned by the Company or any wholly-owned Subsidiary of the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c) Exchange Ratio for Company Common Stock. (i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b) and other than Dissenting Shares) shall be converted into the right to receive the Per Share Amount in cash without any interest thereon (the "Merger Price").

                       (ii) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 3.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with
Section 3.02, without interest.

                  (d) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common

Stock the holder of which has not voted in favor of the Merger or consented thereto in writing, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share") shall not be converted into or represent a right to receive the Merger Price pursuant to Section 3.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to Section 3.01(c).

                       (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                  (e) Company Stock Option Plans. Each option to purchase a share of Class A Common Stock outstanding under the Company's 1996 Long-Term Incentive Plan and 1996 Non-Employee Directors Equity Incentive Program (collectively, the "Company Option Plans"), whether or not then exercisable, shall in full settlement thereof be changed into an amount in cash in respect of each share of Class A Common Stock subject to such option (the "Option Amount") equal to the Merger Price less the purchase price therefor pursuant to the applicable Company Option Plan and the related stock option agreements executed pursuant thereto, to the extent such difference is a positive number. Each restricted share of Class A Common Stock outstanding under the Company Option Plans which has not fully vested as of the Closing Date shall in full settlement thereof be changed into an amount in cash in respect of each such share equal to the Merger Price. On the Closing Date, the Company shall deposit in a bank account not within the Company's control an aggregate amount of cash equal to the Option Amount for each option then outstanding under the Company Option Plans plus amounts payable in respect of restricted shares of Class A Common Stock pursuant to the preceding sentence (subject, in each case, to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such options and restricted shares in accordance with this Section.

                  3.02   Exchange of Certificates.

                  (a) Payment Agent. At the Effective Time, Parent shall make available directly, or to the Surviving Corporation, for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent") a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment

Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled, Parent shall in any event remain liable, and shall make available to the Surviving Corporation additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to
Section 3.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms and such other customary documents as may be required, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby, which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this
Article III.

                  (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

                  (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the Merger Price otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent (or any affiliate thereof) or the Payment Agent is required to deduct and withhold pursuant to the applicable rules under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which withholding was made.



                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  4.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or of Carson Holdings Limited, a South African corporation ("CHL"), and its Subsidiaries taken as a whole (either or both, a "Company Material Adverse Effect"). Each of the Company and its Subsidiaries is qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. Section 4.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in Section 4.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously made available to Parent correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

                  4.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 150,000,000 shares of Class A Common Stock, 2,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), 13,000,000 shares of Class C Common Stock, and 10,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of February 25, 2000, 10,083,485 and 5,126,163 shares of Class A Common Stock and Class C Common Stock, respectively, were issued and outstanding, 13,245 and 28,969 shares of Class A Common Stock and Class C Common Stock, respectively, were held in the treasury of the Company, 5,126,163 shares of Class A Common Stock were reserved for issuance upon conversion of outstanding shares of Class C Common Stock and 1,487,025 shares of Class A Common Stock were reserved for issuance upon exercise of options outstanding under the Company Option Plans. As of the date hereof, no shares of Class B Common Stock or Company Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in
Section 4.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights or "shareholder rights" or "poison pills"), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as disclosed in Section 4.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly-owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section
4.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

                  (c) Except as disclosed in Section 4.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

                  4.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval if and to the extent required by applicable law. This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.04 Non-Contravention; Approvals and Consents. (a) Except as disclosed in Section 4.04(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, the European Union or other supranational body, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties or any Company Permits , or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") or any Company Employee Benefit Plan to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of the Schedule 14D-9 and any Proxy Statement with the SEC pursuant to the Exchange Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iii) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iv) for the merger notice filing required under the Competition Act No. 89 of 1998 of the Republic of South Africa (the "South African Competition Act") and (v) as disclosed in Section 4.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

                  4.05 SEC Reports and Financial Statements. The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the Company

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

Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                  4.06 Absence of Certain Changes or Events. Except as disclosed in Section 4.06 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement, (a) since September 30, 1999 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than events, changes or effects that (i) are caused by general economic conditions in any region in which the Company and its Subsidiaries conduct business or conditions affecting the types of businesses operated by the Company and its Subsidiaries, which conditions do not affect the Company and its Subsidiaries in a disproportionate manner, or (ii) are related to or result from the execution and delivery of this Agreement or the Stockholders Agreement or from any action or inaction on the part of Parent or any of its affiliates, and (b) between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 6.01(b).

                  4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended September 30, 1999 included in the Company Financial Statements or as disclosed in Section 4.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not had, and could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  4.08  Legal Proceedings. Except as  disclosed  in the  Company
SEC Reports filed prior to the date of this Agreement or in Section 4.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its
Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect.

                  4.09 Information Supplied. (a) The Schedule 14D-9, any proxy statement or information statement, as the case may be, relating to the Company Stockholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory

Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will not, on the date of its filing or, with respect to the
Schedule 14D-9, at the date it is filed with the SEC and first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Schedule 14D-9, Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

                  (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC, in the Offer Documents or any other documents to be filed by Parent or Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will on the date of its filing or, with respect to the Offer Documents, at the date they are filed with the SEC and first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  4.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

                  4.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its

Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

                  (b) Except as disclosed in Section 4.11(b) of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written:

                  (i) (A) Contract (excluding Company Employee Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment; and (B) representations, commitments, promises, communications or courses of conduct (excluding Company Employee Benefit Plans and any such Contracts referred to in clause
         (A)) involving an obligation of the Company or any Subsidiary of the Company to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any employee exceeding $100,000 individually or $500,000 in the aggregate;

                  (ii) Contracts with any person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary of the Company to engage in any business activity, change its operations or compete with any person or prohibiting or limiting the ability of any person to compete with the Company or any Subsidiary of the Company;

                  (iii) partnership, joint venture, shareholders' or other similar Contracts with any person;

                  (iv) Contracts relating to indebtedness of the Company or any Subsidiary of the Company in excess of $250,000 or to any capital stock issued or issuable by the Company or any Subsidiary of the Company;

                  (v) Contracts relating to (A) the future disposition or acquisition of any assets or properties, other than dispositions or acquisitions in the ordinary course of business consistent with past practice, and (B) any merger or other business combination;

                  (vi) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of, or which will terminate or require the payment of any penalties or other amounts upon the occurrence of, the transactions contemplated by this Agreement;

                  (vii)  collective bargaining or similar labor Contracts;

                (viii) other Contracts involving commitments in excess of $250,000 or having a term of twelve (12) months or more and not terminable on less than three months' notice without costs or other liability to the Company or its Subsidiaries, except for employment and insurance Contracts; and

                  (ix) agreements, transactions or payments of any kind between the Company or its Subsidiaries, on the one hand, and any of the Stockholders or their Subsidiaries or affiliates, on the other hand.

                  (c) The Settlement Agreement, dated as of February 25, 2000 (the "Settlement Agreement"), by and between AM Products Company, formerly known as AM Cosmetics, Inc., a Delaware corporation, AM Cosmetics Corp., formerly known as Pam Acquisition Corp., a Delaware corporation, and Carson Products Company, a Delaware corporation wholly owned by the Company ("CPC"), and the related mutual releases entered into in connection therewith and the releases referred to in Section 7.06 of the Company Disclosure Letter (collectively, the "Releases"), are in full force and effect, and there does not exist thereunder any breach, violation, default or event or condition that, after notice or lapse of time or both, would constitute a breach, violation or default thereunder by any party thereto.

                  4.12 Taxes. (a) Each of the Company and its Subsidiaries has filed all income, franchise and other material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all income, franchise and other material Taxes due with respect to such Tax Returns. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with generally accepted accounting principles for all income, franchise and other material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any income, franchise and other material Taxes have been proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries that have not been fully paid or are not adequately reserved for in the appropriate financial statements of the Company and its Subsidiaries.

                  (b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter, (i) there are no audits or other administrative proceedings or court proceedings presently pending with respect to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has received notice of any pending or threatened audit or proceeding and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority which power of attorney is currently in force, (ii) there are no Tax Liens upon the assets of the Company or any of its Subsidiaries, excepts liens for Taxes not yet due; (iii) the Company has not received any written ruling of a taxing authority relating to Taxes; (iv) the Company has made available to Parent and Sub complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of the Company and its Subsidiaries for all taxable years ending on or prior to the date hereof;
(v) the Company and its Subsidiaries have not filed the consent referred to in Code section 341(f) or agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code Section 341(f)) owned by the Company or any of its Subsidiaries; and (vi) the Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G or any amount that would be non-deductible under Code Section 162(m).

                  (c) Neither the Company nor any of its Subsidiaries nor any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member, has waived any statute of limitations or agreed to any extension of time for the filing of any Tax Return, or the assessment or collection of Taxes, which statute of limitations has not since expired or Taxes or Tax Return has not since been timely paid or filed.

                  (d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes pursuant to which it will have any obligation to make any payment after the Closing Date. Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement or any other written agreement with any taxing authority.

                  (e) The Company and its Subsidiaries have withheld and paid all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (f) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Code Section 481(a) or similar provision of state, local or foreign law.

                  (g) No property owned by the Company or any of its Subsidiaries is: (i) property required to be treated as owned by another person pursuant to Section 168(f) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) "tax exempt use property" within the meaning of Code Section 168(h)(1); (iii) "tax exempt bond financed property" within the meaning of Code Section 168(g), or (iv) "limited use property" within the meaning of Rev. Proc. 76-30.

                  (h) No claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to Taxation by that jurisdiction.

                  (i) Neither the Company nor any of its Subsidiaries has constituted either a "distribution corporation" or a "controlled corporation" (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock qualifying for tax-free treatment under Code Section 355(i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Code Section 355(e)) in conjunction with the Merger.

                  (j) Except as set forth in Section 4.12(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has even been a member of an affiliated group of corporations within the meaning of Code
Section 1504, other than the affiliated group of which the Company is the common parent.

                  (k) As used in this Agreement, (i) "Taxes" shall include all federal, state, local and foreign taxes, assessments, duties, levies or similar charges of any kind including, without limitation, income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax; and (ii) "Tax Return" shall mean any report, return, document, declaration, claim for refund or any other information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

                  4.13 Employee Benefit Plans; ERISA. (a)Section 4.13 (a) of the Company Disclosure Letter contains a true and complete list of each material Company Employee Benefit Plan. Copies or descriptions of each Company Employee Benefit Plan (and, where applicable, the most recent summary plan description, determination letter, annual report (Form 5500) and trust agreement relating to such Plans), including all amendments, schedules and exhibits to such documents, have been made available to Parent for review prior to the date hereof.

                  (b) Except as described in the Company SEC Reports filed prior to the date of this Agreement or as could not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 4.13(b) of the Company Disclosure Letter, (i) all Company Employee Benefit Plans are and have been maintained in compliance with all applicable requirements of law, including ERISA and the Code, (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any Company Employee Benefit Plans, whether accrued, contingent or otherwise, and (iii) neither the Company nor any of its Subsidiaries has any reasonably foreseeable present risk of any liability to any Governmental or Regulatory Authority or any other person due to any "reportable event" or "prohibited transaction" (as such terms are defined in ERISA and the Code) or any termination which has occurred with respect to any Company Employee Benefit Plan. Except as set forth in Section 4.13(b) of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any Company Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or give rise to the payment of any amount that would not be deductible by Parent, Sub, the Company or any of its ERISA Affiliates by reason of Section 280G or Section 162(m) of the Code. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in Section 4.13(b) of the Company
Disclosure  Letter.  Except  as set  forth in  Section  4.13(b)  of the  Company
Disclosure Letter or as could not reasonably be expected to have a Company Material Adverse Effect, each Company Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS and nothing has changed that could adversely affect such termination.

                  (c) None of the Company Employee Benefit Plans is (i) a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or (ii) subject to Title IV of ERISA or Section 412 of the Code.

                  (d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or accrued in the books and records of the Company on or prior to the Effective Time, except for such failures to make or accrue contributions which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.13(d) of the Company Disclosure Letter, none of the Company Employee Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. No stock or other security issued by the Company or any ERISA Affiliate forms or has formed a material part of the assets of any Company Employee Benefit Plan. There are no pending actions, claims or lawsuits which have been asserted or instituted against any Company Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of such plans or arrangements with respect to the operation of such plans (other than routine benefit claims), which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor to the knowledge of the Company are there any facts existing which could reasonably be expected to form the basis for any such claim or lawsuit. In addition to the foregoing, all required reports and descriptions (including Form 5500 Annual Reports and Summary Annual Report) have been filed or distributed appropriately with respect to each Company Employee Benefit Plan, except as set forth in Section 4.13(d) of the Company Disclosure Letter or for such failures which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                  (e)  As used herein:

                  (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on the date of this Agreement and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the six-year period preceding the date of this Agreement;

                  (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, payroll practice, consulting, change in control, equity-based compensation, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA; and

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

                  (iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) that together with the Company is treated as a single employer under Section 414(b) or (c) of the Code.

                  4.14 Labor Matters. (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.14 of the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company, there are no organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 1998, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as did not, individually or in the aggregate, have a Company Material Adverse Effect. During that period, the Company and its Subsidiaries have complied with all applicable laws relating to the employment of labor, including without limitation those relating to wages, hours and collective bargaining, except for such failures to be in compliance as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.14 of the Company Disclosure Letter, there have been and currently are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar state, local or foreign agency.

                  (b) A true and complete copy of each employment, labor and collective bargaining agreement, together with any side letters, with or affecting the employees of the Company or its Subsidiaries have been made available to Parent for review prior to the date hereof. There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company and its Subsidiaries of any individual which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers'
compensation and the collection and payment of withholding and/or social security taxes, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company and its Subsidiaries within the six (6) months prior to the date hereof.

                  4.15 Environmental Matters. (a) Except as set forth in Section
4.15 of the Company Disclosure Letter, the operations of the Company and its Subsidiaries comply and have complied with Environmental Laws and each of the Company and its Subsidiaries has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or its Subsidiaries, except for such failures to be in compliance or to obtain Licenses which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.15 of the Company Disclosure Letter, each of such Licenses is in full force and effect and each of the Company and its Subsidiaries is in compliance in all respects with the terms and conditions of all such Licenses and with any applicable Environmental Law, except for such failures which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                  (b) To the knowledge of the Company, no site or facility now or previously owned by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA") or on any similar list of a Governmental or Regulatory Authority of sites requiring investigation or clean-up.

                  (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than any such Liens on real property not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, and no Governmental or Regulatory Authority action has been taken or, to the knowledge of the Company, is in process that could subject any such site or facility to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

                  (d) To the knowledge of the Company, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been made available to Parent prior to the execution of this Agreement.

                  (e)  As used herein:

                  (i)  "Environmental  Law"  means  any  law  or  order  of  any
         Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

                  (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental

         Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law; and

                  (iii) "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  4.16 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Section 4.16 of the Company Disclosure Letter sets forth a list of each patent and trademark owned or used in connection with the businesses of each of the Company and its Subsidiaries, all registrations thereof and pending applications thereof, and each license or other Contract relating thereto. Except as set forth in Section 4.16 of the Company Disclosure Letter, all of the Intellectual Property listed thereon and all other material items of Intellectual Property are owned by the Company or its Subsidiaries free and clear of any and all Liens. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, no third party licensee from the Company or any of its Subsidiaries of any such Intellectual Property is in default under its license, there has been no failure to maintain or enforce such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults, failures and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand marks and brand mark rights, brand names and brand name rights, computer programs, data bases, industrial designs, product formulae and product production know-how, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

                  4.17 Assets. The assets, properties, rights and Contracts, including (as applicable) title or leaseholds thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Company Material Adverse Effect. All material real property owned by the Company and its Subsidiaries is owned free and clear of all Liens, except (i) those reflected or reserved against in the latest balance sheet or notes thereto included in the Company Financial Statements, (ii) Taxes and general and special assessments not in default and payable without penalty or interest, (iii) Liens disclosed in
Section 4.17 of the Company Disclosure Letter and (iv) Liens that do not materially adversely interfere with any present use of such property.

                  4.18 Insurance. The assets, properties, businesses and operations of the Company and its Subsidiaries, taken as a whole, are insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

                  4.19  Affiliate  Transactions.  Except as disclosed in Section
4.19 of the Company Disclosure Letter or as described in the Company SEC Reports filed prior to the date of this Agreement, (i) there are no intercompany indebtedness, obligations or other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) ("Liabilities") between the Company or any of its Subsidiaries, on the one hand, and any holder of Class C Common Stock, officer, director or affiliate (other than any Subsidiary of the Company) of the Company, on the other, (ii) no such holder of Class C Common Stock, officer, director or affiliate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary of the Company, (iii) neither the Company nor its Subsidiaries provides or causes to be provided any assets, services or facilities to any such holder of Class C Common Stock, officer, director or affiliate and (iv) neither the Company nor any Subsidiary of the Company beneficially owns, directly or indirectly, any Investment Assets issued by any such holder of Class C Common Stock, officer, director or affiliate. For the purposes of this Section 4.19, "Investment Assets" means all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any of its Subsidiaries and issued by any person other than the Company or any of its Subsidiaries (other than trade receivables generated in the ordinary course of business of the Company and its Subsidiaries).

                  4.20 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 5.05, the affirmative vote of the holders of record of shares of Company Common Stock representing a majority of the total number of votes entitled to be cast by the holders of all outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  4.21 Opinion of Financial Advisor. The Company has received the opinion of PaineWebber Incorporated ("PaineWebber"), dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

                  4.22 Section 203 of the DGCL Not Applicable. The Company has taken all necessary actions so that the provisions of Section 203 of the DGCL will not, before the termination of this Agreement, apply to this Agreement, the Offer, the Merger, the Stockholders Agreement or the other transactions contemplated hereby or thereby.

                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                  Parent and Sub represent and warrant to the Company as follows:

                  5.01 Organization and Qualification. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Parent has previously delivered to the Company correct and complete copies of the certificate of incorporation and bylaws (or other comparable charter or organizational documents) of Parent and Sub.

                  5.02 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been approved by its Board of Directors and by the stockholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  5.03 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter or organizational documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any

Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of the Offer Documents with the SEC, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iii) for the filing of a premerger notification report by Parent under the HSR Act and (iv) for the merger notice filing required under the South African Competition Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  5.04 Information Supplied. (a) The Offer Documents and any other documents to be filed by Parent or Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will not, on the date of its filing or, with respect to the Offer Documents, on the date they are filed with the SEC and first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC. The Offer Documents and any other such documents filed by Parent or Sub with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

                  (b) Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion, nor the information incorporated by reference from documents filed by Parent or any of its Subsidiaries with the SEC, in the Schedule 14D-9, the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will on the date of its filing or, with respect to the Schedule 14D-9, on the date it is filed with the SEC and first published, sent or given to stockholders of the Company, or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  5.05 Ownership of Company Common Stock. On the date hereof neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any shares of Company Common Stock.

                  5.06 Financing. Parent has sufficient cash and/or available credit facilities to pay the Per Share Amount for all shares of Class A Common Stock tendered pursuant to the Offer and to pay the aggregate Merger Price upon consummation of the Merger in accordance with this Agreement and to make all other necessary payments of fees and expenses required to be paid by Parent and Sub in connection with the transactions contemplated by this Agreement.



                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                  6.01 Covenants of the Company. At all times from and after the date hereof until the Control Date, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing, which consent shall not be unreasonably withheld or delayed):

                  (a) The Company and its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

                  (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve in all material respects their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this
Agreement:

                  (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                  (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (x) the issuance of shares of Class A Common Stock upon exercise of Class C Common Stock outstanding on the date of this Agreement or Options outstanding on the date of this Agreement under the Company Option Plans and (y) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                  (D) acquire (by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

                  (E) other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                  (F) except to the extent required by applicable law, (x) permit any change in (A) any investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) permit any material change in any pricing, marketing or purchasing practice or policy or make or revoke any Tax election or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) its Tax or accounting methods, policies, practice or procedures, except as required by generally accepted accounting principles;

                  (G) (x)incur any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice under existing credit facilities (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money;

                  (H) enter into, adopt, amend (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or increase in any respect the compensation or fringe benefits of any director,

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

officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (I)  make  any  capital   expenditures   or  commitments   for
additions to plant, property or equipment constituting capital assets in excess of $25,000 individually or $250,000 in the aggregate;

                  (J) make any change in the lines of business in which it participates or is engaged; or

                  (K) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

                  (c) As of the Control Date, all agreements, arrangements and understandings between the Company and any of its Subsidiaries, on the one hand, and any Stockholders or affiliates of any Stockholders, on the other hand, shall be terminated without any liability to the Company or its Subsidiaries or any amounts being or becoming due thereunder from the date hereof through the Control Date, except as set forth in Section 6.01(c) of the Company Disclosure Letter.

                  6.02  No  Solicitations.  Prior  to the  Effective  Time,  the
Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and it shall use its best efforts to cause their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or (ii) the outstanding shares of any class of Company Common Stock or any capital stock of CHL or any other Subsidiary (any such proposal or offer being hereinafter referred to as an "Alternative
Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons or groups, and will identify the party making such inquiry, proposal, offer or request and, if an offer has been received, will describe the material terms thereof, except to the extent such notification would, in the written opinion of the Company's outside counsel, cause the Company or its Board of Directors to be in violation of any applicable law, regulation or governmental order; provided, however, that nothing contained in this Section
6.02 shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal.

                  6.03 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

                  6.04 Settlement Agreement and Related Matters. (a)The Company shall not amend or otherwise modify any of the Settlement Agreement, the Releases, the letter agreement dated as of February 25, 2000 (the "Reimbursement Agreement") by and among the Company and certain directors of the Company and agreed to and accepted by DNL Partners Limited Partnership ("DNL Partners"), or the letter agreement dated as of February 25, 2000 by and between Parent and DNL Partners without, in any case, the prior written consent of Parent.

                  (b) The Company will not make, permit or cause to be made (i) any prepayment of amounts owing by CPC under the Settlement Agreement if as a result of such prepayment there would occur any breach of or default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of any lien pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound, or (ii) any early reimbursement payment under the Reimbursement Agreement without, in either case, the prior written consent of Parent.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  7.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 7.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated July 24, 1997 and as extended on

March 10, 1999 between the Company and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

                  7.02 Preparation of Proxy Statement. If required by applicable law, the Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after the first to occur of the purchase of and payment for shares of Class A Common Stock pursuant to the Offer or the Merger Trigger, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

                  7.03 Approval of Stockholders. (a) If required by applicable law in order to consummate the Merger and the transactions contemplated hereby, the Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the purchase of and payment for shares of Class A Common Stock pursuant to the Offer. At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all shares of Class A Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Parent or any such Subsidiary to be voted in favor of the adoption of this Agreement.

                  (b) Notwithstanding the foregoing, in the event that Sub shall acquire at least 90% of the then outstanding shares of Class A Common Stock pursuant to the Offer and no shares of Class C Common Stock shall then remain outstanding, the parties hereto shall, subject to Article VIII, at the request of Sub take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

                  7.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
7.02 and 7.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Offer, the

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

Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general; provided, however, that nothing herein shall obligate Parent to agree to hold separate, sell or otherwise dispose of any Subsidiary of Parent or of the Company or any assets or properties thereof which, individually or in the aggregate would be material to the Company and its Subsidiaries taken as a whole or would be reasonably likely to materially diminish the value of the transaction to Parent.

                  7.05 Employee Benefit Plans; Prior Service. (a) Parent shall cause the Company Employee Benefit Plans (other than equity-based Plans and incentive compensation) in effect at the date of this Agreement to remain in effect until the first anniversary of the Effective Time or, to the extent such Company Employee Benefit Plans are not continued, Parent will maintain until such date benefit plans (other than equity-based Plans and incentive compensation) which are not materially less favorable, in the aggregate, to the employees covered by such Company Employee Benefit Plans; provided, however, that nothing contained herein shall be construed as requiring the Company or the Surviving Corporation to continue any specific plan or the employment of any employee or group of employees.

                  (b) Parent will, and will cause the Surviving Corporation to, honor without modification all employee severance plans (or policies) and employment and severance agreements of the Company or any of its Subsidiaries in existence on the date hereof as such agreements shall be in effect in accordance with the terms of this Agreement at the Effective Time, including, without limitation, the plans and agreements specified in Section 7.05 of the Company Disclosure Letter.

                  (c) With respect to any medical and dental benefits provided to employees of the Company and its Subsidiaries who remain employed with Parent and its Subsidiaries as of or following the Effective Time, Parent agrees that it will waive waiting periods and pre-existing condition requirements under such plans (to the extent waived under the plans of the Company and its
Subsidiaries), and will give such employees credit for any co-payments and deductibles actually paid by such employees under the medical and dental plans of the Company and its Subsidiaries during the calendar year in which the
Effective Time occurs. In addition, service with the Company and its Subsidiaries shall be recognized (to the extent recognized by the Company Employee Benefit Plans) for all purposes under Parent's compensation and benefit plans, programs, policies and arrangements, except where crediting such service would result in a duplication of benefits. Without limiting the generality of the foregoing, Parent will honor all vacation, personal and sick days accrued by such employees under the plans, policies, programs and arrangements of the Company and its Subsidiaries immediately prior to the Effective Time.

                  7.06  Directors' and Officers' Indemnification  and Insurance.
(a) Except as set forth in Section 7.06 of the Company Disclosure Letter, from and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld; and provided, further, that the Surviving Corporation shall not be liable for any Indemnified Liabilities which occur as a result of the gross negligence or willful misconduct of any Indemnified Party. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (x) the Surviving Corporation will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (y) the Surviving Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Surviving Corporation shall use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm. Any such law firm must be reasonably acceptable to the Surviving Corporation.

                  (b) Except to the extent required by law, until the sixth anniversary of the Effective Time, Parent will not take any action so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

                  (c) The Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such sixth anniversary has not been fully adjudicated, cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of 200% of the aggregate premiums payable by the Company and its Subsidiaries for the current fiscal year (on an annualized basis) for such purpose.

                  (d) The provisions of this Section 7.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws (or similar charter documents) of the Surviving Corporation or any of its Subsidiaries, under applicable law or otherwise.

                  7.07 Expenses. Except as set forth in Section 9.02, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

                  7.08 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement (except for PaineWebber, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, and for Lazard Freres & Co. LLC, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

                  7.09 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and

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

the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                  7.10 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                  7.11 Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or
indirectly  any  liabilities  or  obligations   other  than  those  incurred  in
connection with the Offer and the Merger, and (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement.

                  7.12 Notice and Cure. Each of Parent and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, development or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or any of the conditions to the Offer not to be satisfied or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement as of the date hereof or as of any subsequent date. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by the other party. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

                  7.13 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition, except as otherwise expressly permitted by this Agreement.

                                  ARTICLE VIII

                                   CONDITIONS

                  8.01 Conditions to Each Party's Obligation to Effect the Merger if the Offer has been Consummated. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Stockholder Approval. Unless the Merger may be consummated pursuant to Section 253 of the DGCL as contemplated by Section 7.03(b), this Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL.

                  (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement under the HSR Act shall have expired or been terminated.

                  (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or the Stockholders Agreement.

                  (d) Consummation of Offer. Sub shall have purchased any and all shares of Class A Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Sub if, in breach of this Agreement or the terms of the Offer, Sub fails to purchase any shares of Class A Common Stock validly tendered and not withdrawn pursuant to the Offer.

                  8.02 Condition to Parent's and Sub's Obligation to Effect the Merger if the Merger Trigger is Invoked. The respective obligation of each party to effect the Merger if the Merger Trigger is invoked is subject to the fulfillment, at or prior to the Closing, of the conditions set forth in Sections 8.01(a), (b) and (c) and also the conditions set forth in paragraphs (a) through
(e) of Annex A hereto.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

                  9.01  Termination.  Subject,  in the case of the  Company,  to
Section 1.03(c), this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

                  (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

                  (b) By either the Company or Parent upon notification to the non-terminating party:

                  (i) at any time after July 31, 2000 if, on or prior to such date, either (x) the purchase of shares of Class A Common Stock pursuant to the Offer shall not have occurred and such failure is not caused by a breach of this Agreement by the terminating party and the Merger Trigger shall not have been invoked or (y) the Merger Trigger shall have been invoked and the Merger shall have not been consummated and such failure is not caused by a breach of this Agreement by the terminating party;

                  (ii) if the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment and paid for any shares of Class A Common Stock pursuant to the Offer; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.01(b)(ii) if Sub's termination of, or failure to accept for payment or pay for any shares of Class A Common Stock tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition to the Offer set forth in Annex A hereto (other than the Minimum Condition) or if Parent or Sub is otherwise in breach of the terms of the Offer or this Agreement; or

                  (iii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger or the other transactions contemplated by this Agreement or the Stockholders Agreement and such order shall have become final and nonappealable;

                  (c) By the Company if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, which breach is not curable or, if curable, has not been cured within 60 days following receipt by Parent of notice of such breach from the Company; or (ii) if the Offer has not been timely commenced in accordance with Section 1.01(a); or

                  (d) By Parent if, prior to the purchase of shares of Class A Common Stock pursuant to the Offer or, if the Merger Trigger has been invoked, the Merger, there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach
(A) would give rise to the failure of a condition to the Offer set forth in paragraph (c) or (d) of Annex A hereto and (B) is not curable or, if curable, has not been cured within 60 days following receipt by the Company of notice of such breach from Parent.

                  9.02 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 7.07 and 7.08 and this Section 9.02 will continue to apply following any such termination, and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                  9.03 Amendment. Subject to Section 1.03(c), this Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

                  9.04 Waiver. Subject to Section 1.03(c), at any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                    ARTICLE X

                               GENERAL PROVISIONS

                  10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article II and Article III, in Sections 7.05, 7.06, 7.07, 7.08 and 7.10 and this Article X, which shall survive the Effective Time.

                  10.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Parent or Sub, to:

                  Cosmair, Inc.
                  575 Fifth Avenue
                  New York, NY  10017
                  Facsimile No.:  (212) 984-4946
                  Attn:  John D. Sullivan
                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY  10153
                  Facsimile No.:  (212) 310-8007
                  Attn:  Stephen E. Jacobs, Esq. and
                         Ellen J. Odoner, Esq.

                  If to the Company, to:

                  Carson, Inc.
                  64 Ross Road
                  Savannah, GA  31405
                  Facsimile No.:   (912) 651-3424
                  Attn:  Malcolm R. Yesner

                  with a copy to:

                  MCG Global, LLC
                  One Morningside Drive North
                  Suite 200
                  Westport, CT  06880
                  Facsimile No.:  (203) 226-8011
                  Attn:  Vincent A. Wasik

                  and

                  Milbank, Tweed, Hadley & McCloy LLP
                  1 Chase Manhattan Plaza
                  New York, NY  10005
                  Facsimile No.:  (212) 530-5219
                  Attn:  Lawrence Lederman, Esq. and
                         Robert S. Reder, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                  10.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                  (b) The Company Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  10.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system on which the Class A Common Stock is listed or admitted, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other, which consent shall not be unreasonably withheld or delayed. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

                  10.05 No Third Party Beneficiary. The terms and provisions of this Agreement (including without limitation Section 7.05) are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and, except as provided in Section 7.06(d), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                  10.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder, including the right to purchase all or any portion of the shares of Class A Common Stock tendered pursuant to the Offer, to a direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and no such assignment shall be made if it would materially delay or impede the transactions contemplated thereby. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

                  10.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

                  10.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

                  10.09 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                  (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

                  10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  10.11  Certain Definitions.  As used in this Agreement:

                  (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

                  (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the States of New York or Georgia are authorized or obligated to close;

                  (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the knowledge of the individuals listed in Section 10.11(d) of the Company Disclosure Letter.

                  (e) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

                  (f)  the "Representatives"  of any entity means such  entity's
directors,   officers,   employees,  legal,  investment  banking  and  financial
advisors, accountants and any other agents and representatives;

                  (g) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party and includes, without limitation, CHL.

                  10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  IN  WITNESS  WHEREOF,   each  party  hereto  has  caused  this
Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                                              COSMAIR, INC.



/s/John Sullivan                           By:  /s/Roger Dolden
      Asst. Secretary                           Name:   Roger Dolden
                                                Title:  Executive Vice President
                                                        and Chief Administrative
                                                        Officer


Attest:                                              CRAYON ACQUISITION CORP.



/s/John Sullivan                           By:  /s/Roger Dolden
      Asst.Secretary                            Name:   Roger Dolden
                                                Title:  Executive Vice President
                                                        and Chief Administrative
                                                        Officer




Attest:                                              CARSON, INC.



/s/Robert W. Pierce                          By:  /s/Malcolm R. Yesner
      Secretary                                   Name:  Malcolm R. Yesner
                                                  Title:  President and  Chief
                                                         Executive Officer

                                                                         Annex A



                             CONDITIONS TO THE OFFER



                  The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

                  Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Class A Common Stock promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered shares of Class A Common Stock, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any shares of Class A Common Stock not then paid for, if (i) there shall not have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of shares of Class A Common Stock which represents a majority of the voting power of the Company Common Stock then issued and outstanding on a fully-diluted basis on the date of purchase (the "Minimum Condition") or (ii) any waiting period applicable to the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement under the HSR Act and the South African Competition Act shall not have expired or terminated or
(iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such shares of Class A Common Stock (whether or not any shares of Class A Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect:

                  (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer, the Merger or the Stockholders Agreement by any court of competent jurisdiction or other competent Governmental or Regulatory Authority which (1) prohibits, or imposes any material limitations on, Parent's or Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Parent or Sub (or their respective Subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of shares of Class A Common Stock pursuant to the Offer or the consummation of the Merger, (3) imposes material limitations on the ability of Sub or Parent (or any of their respective Subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock purchased pursuant to the Offer including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, or (4) imposes material limitations on the ability of Sub or Parent (or any of their respective Subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and its Subsidiaries taken as a whole;

                  (b) there shall be threatened, instituted or pending any action, suit or proceeding brought by a Governmental or Regulatory Authority challenging the acquisition by Parent or Sub of shares of Company Common Stock or otherwise seeking to restrain or prohibit the making or consummation of the Offer, the Merger or the Stockholders Agreement or seeking to result in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

                  (c) the representations and warranties made by the Company in the Merger Agreement that are subject to, or qualified by, "Company Material Adverse Effect" or other materiality qualification shall not be true and correct, or the representations and warranties made by the Company in the Merger Agreement that are not so qualified shall not be true and correct in any respect which could reasonably be expected to have a Company Material Adverse Effect, in either case as of the date of the consummation of the Offer as though made on and as of such date or, in the case of representations and warranties made as of a specific date earlier than the date of the consummation of the Offer, on and as of such earlier date;

                  (d)  the representation  and  warranty  made by the Company in
         Section 4.11(c) of the Merger Agreement shall not be true and correct in any respect as of the date of the consummation of the Offer as though made on and as of such date, or there shall be instituted or pending any action, suit or proceeding challenging the validity or enforceability of the Releases, the Settlement Agreement or any of the transactions contemplated thereby;

                  (e) the Company shall not have performed and complied with, in all material respects, each agreement and covenant required by the Merger Agreement to be performed or complied with by it; or

                  (f) the Merger Agreement shall have been terminated in accordance with its terms.

                  The foregoing conditions are for the sole benefit of Parent and Sub, may be asserted by Parent and Sub regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Sub, in whole or in part at any time and from time to time in the sole discretion of Parent and Sub. The failure by Parent and Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                      A-2